Exhibit (b)(5)

Catterton Management Company LLC

599 West Putnam Avenue

Greenwich, Connecticut 06830

January 24, 2008

Restoration Hardware, Inc.

15 Koch Road, Suite J

Corte Madera, CA 94925

Attention: Mr. Chris Newman

Restoration Hardware, Inc.

Subordinated Unsecured PIK Promissory Notes

Fee Letter

Ladies and Gentlemen:

Reference is made to (i) the extension of credit by Catterton Partners VI Offshore, L.P. to Restoration Hardware, Inc. (the “Company” or “you”) evidenced by a certain Subordinated Unsecured PIK Promissory Note in the original principal amount of $4,375,000 and (ii) the extension of credit by Catterton Partners VI, L.P. to the Company evidenced by a certain Subordinated Unsecured PIK Promissory Note in the original principal amount of $20,625,000 (collectively, the “Notes”).

In consideration of the efforts of Catterton Management Company LLC (“Catterton”) to arrange the extensions of credit evidenced by the Notes, the Company agrees to pay to Catterton an arrangement fee in an amount equal to 2.5% of the initial principal amount of the Notes (the “Arrangement Fee”), which Arrangement Fee shall be payable on July 1, 2008 or, if earlier, the date of any required redemption of the Notes. To avoid duplication, the Arrangement Fee shall not be separately payable if it has been previously paid as part of the Parent Expenses (as defined in the Merger Agreement (as defined in the Notes)) paid by the Company to Parent (as defined in the Merger Agreement) under Section 7.3 of the Merger Agreement.

You agree that, once paid, the Arrangement Fee shall not be refundable. The Arrangement Fee shall be paid in immediately available funds. This Fee Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of us and you. This Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Fee Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to Catterton the enclosed duplicate original hereof, whereupon this letter agreement shall become a binding agreement between us.

Very truly yours,

CATTERTON MANAGEMENT COMPANY LLC

by:	/s/ J. Michael Chu
Name:	J. Michael Chu
Title:	Managing Members

Accepted and agreed to as of the date first written above:

RESTORATION HARDWARE, INC.,

by:	/s/ Chris Newman
Name:	Chris Newman
Title:	Chief Financial Officer

[Signature Page to Arrangement Fee Letter]